Exhibit 10.2

SECOND AMENDMENT TO OFFICE SPACE LEASE

This Second Amendment to Office Space Lease (“Amendment”) is made as of the ________ day of ________________, 2010, by and between LIBERTY MALVERN, LP (“Landlord”), a Delaware limited partnership and USA TECHNOLOGIES, INC. a Pennsylvania corporation (“Tenant”).

RECITALS

A.          Pursuant to the Office Space Lease dated March 28, 2003, (the “Original Lease”) between Landlord’s predecessor-in-interest, Deerfield Corporate Center I Associates, L.P. (“Deerfield”), and Tenant, as amended by the Amendment to Office Space Lease, dated April 1, 2005 (the “First Amendment”),  Tenant is leasing approximately 17,249 rentable square feet on the first floor of the building (the “Building”) known as 100 Deerfield Drive, Chester County, Malvern, Pennsylvania (the “Premises”);

B.           Landlord succeeded to the interest of Deerfield under the Original Lease;  and

C.           Landlord and Tenant desire to amend the Original Lease, as amended, pursuant to the terms set forth herein to, among other things, extend the Term of the Original Lease.  All capitalized terms used herein and not otherwise defined herein shall have the same meanings ascribed to them in the Original Lease or the First Amendment.  The Original Lease as amended by the First Amendment and this Amendment is referred to herein as the “Lease.”

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Landlord and Tenant covenant and agree as follows:

                 1.             Recitals.  The Recitals set forth above are hereby incorporated herein by reference, as if set forth in full in the body of this Amendment.

                2.              Term.  The Term of the Lease is hereby extended, such that the Term of the Lease shall now expire on April 30, 2016, without further notice or demand.  The word “Term” as used in the Lease shall mean the period of time from the Delivery Date and ending on April 30, 2016.

                3.             Fixed Basic Rent.  Effective as of October 1, 2010, the Fixed Basic Rent for the Premises shall be paid in the amounts set forth below in this paragraph 3, in accordance with the terms in the Lease, in advance, without demand, notice, set-off or counterclaim, in twelve (12) equal monthly installments on the first day of each calendar month, in the following amounts:

Period of Term	Rate Per Rentable Square Foot	Annual Fixed Basic Rent	Monthly Installment of Fixed Basic Rent
10/1/10 – 9/30/11	$20.00	$344,980.00	$28,748.33
10/1/11 – 9/30/12	$20.50	$353,604.50	$29,467.04
10/1/12 – 9/30/13	$21.00	$362,229.00	$30,185.75
10/1/13 – 9/30/14	$21.50	$370,853.50	$30,904.46
10/1/14 – 9/30/15	$22.00	$379,478.00	$31,623.17
10/1/15 – 4/30/16	$22.50	$388,102.50	$32,341.88

Notwithstanding anything set forth herein, provided that no Event of Default has occurred or is continuing under the Lease, Fixed Basic Rent for the months of January 2011, February 2011, March 2011 and April 2011 shall be abated in full.  However, Tenant shall be responsible for any and all Additional Rent or other amounts due under the Lease for the Premises during this time period including but not limited to charges for Operating Expenses, utilities, including but not limited to electricity.

4.              Additional Rent.

(a)           For all periods of time after October 1, 2010, the “Operating Expenses Stop” as defined in Paragraph K of the Preamble of the Original Lease shall no longer be used in determining Tenant’s responsibility for Operating Expenses.  As of the October 1, 2010, for all periods of time after October 1, 2010, paragraph K of the Preamble of the Original Lease is deleted in its entirety and a new Paragraph T. is added to the Preamble of the Original Lease and it shall provide: “T. Base Year shall mean the calendar year ending December 31, 2010.”   Additionally, Tenant’s Proportionate Share as used in Paragraph R of the Preamble of the Original Lease shall continue to be 19.18%.

Additionally, for all periods of time after October 1, 2010, paragraph 7(b) of the Original Lease is deleted in its entirety and replaced with the following:

“7(b)        Tenant’sExpense Payment.  Commencing on January 1, 2011, and for each year or partial year thereafter, Tenant shall pay to Landlord as Additional Rent, an amount equal to Tenant’s Proportionate Share of the total dollar excess, if any, in Operating Expenses for such Operating Year over the Operating Expenses in the Base Year (“Tenant’s Expense Payment”).  For any portion of an Operating Year less than a full twelve (12) month period occurring within the Term, Tenant’s Expense Payment shall be prorated on a per diem basis.”

(b)           Notwithstanding anything set forth herein, only for purposes of calculating the 105% limitation in paragraph 7(a)(ii)(3) of the Original Lease, for the months of October, November and December 2010, it will be assumed that that Tenant was charged for  Operating Expenses in the same manner as it was before the date of this Amendment.

5.              Improvements.

(a)           Tenant’s Plans.  Tenant shall prepare and deliver to Landlord for its written approval, architectural plans and specifications and engineering plans and specifications for the construction and completion of improvements to the Premises, which improvements shall only be for painting, wall coverings, flooring, HVAC unit installation and additional electrical power for the Tenant’s server room, improvements necessary to deaden the white noise in the Premises and refurbishing, provided that none of the foregoing shall affect the structure or any other utility systems of the Building and all of the foregoing shall be subject to Landlord’s prior approval (“Tenant’s Plans”).  Tenant’s Plans shall comply with all governmental requirements and Landlord’s approval of Tenant’s Plans shall not constitute an implication, representation or certification that such proposed Tenant’s Plans and/or the Tenant Improvements (as defined below) are in compliance with governmental requirements.   Tenant shall not commence any work in the Premises unless and until Landlord has approved Tenant’s Plans.

(b)           Tenant Allowance.  Landlord shall, in accordance with Paragraph 5(c) below, provide Tenant an allowance of up to the maximum amount of Two Hundred and Six Thousand Nine Hundred Eighty Eight Dollars ($206,988), calculated at $12.00 per square foot (the “Allowance”), and in no event shall Landlord be obligated to provide more than the full amount of the Allowance.  The Allowance shall be utilized by Tenant on or before May 1, 2011, time being of the essence, and shall be used for Landlord approved improvements or renovations to the Premises, first made after the date of this Amendment, which improvements (and renovating) shall be performed by Tenant in a good and workmanlike manner and in accordance with Tenant’s Plans for the Premises, the terms of the Lease and all legal requirements (collectively, the “Improvements”).  Tenant shall use a Landlord approved contractor for the Improvements.  Tenant, at its sole cost and expense, shall be responsible for the payment of any costs of the Improvements in excess of the Allowance and the entire cost of other additions, alterations or improvements to the Premises.  Prior to the commencement of any work in the Premises, Tenant shall obtain approval of Tenant’s Plans and shall request Landlord’s approval, such approval by Landlord not to be unreasonably withheld, delayed or conditioned, such request to be accompanied by: (i) any plans and specifications for the Improvements, (ii) names and addresses of each of the contractors and subcontractors to perform the Improvements, (iii) copies of applicable contracts, subcontracts and necessary permits for the Improvements, and (iv) certificates of insurance, in form acceptable to the Landlord evidencing that all contractors and subcontractors who will perform labor or furnish materials, have insurance coverage in form and amounts required by Landlord insuring Landlord, Landlord’s Managing Agent, Landlord’s lenders and Tenant against any and all liability for personal injury, including workers’ compensation claims and for property damage that may arise out of or be in any manner connected with the Improvements.  No Improvements or other alterations, additions or improvements to the Premises shall be made unless Landlord has given its prior written consent thereto.  All work done in connection with the Improvements shall be done in accordance with this Paragraph 5 and the terms of the Lease, specifically, without limitation, the terms of Paragraph 15 of the Original Lease.

(c)           Payment.  Tenant hereby specifically agrees to indemnify and hold harmless Landlord, its Managing Agent and Landlord’s lenders from and against any and all liabilities, costs and expenses (other than Landlord’s obligation to provide Tenant the Allowance) of every kind and description, including reasonable attorneys’ fees, that may arise out of or in any manner be connected with any Improvements or other alterations, additions or improvements made by or at the direction of Tenant or Tenant’s agents, contractors and subcontractors.  Landlord shall pay that portion of the Allowance that Tenant is entitled to receive, in periodic payments, but no more than one (1) time a month, upon receipt by Landlord from Tenant of a request for a portion of the Allowance to pay for work that has been done in the Premises pursuant to the Tenant’s Plans and provided that for each payment amount requested, each of the following conditions have been satisfied:  (i) Tenant shall furnish Landlord with invoices and a detailed breakdown covering all labor and materials used for the work done covering the particular payment request, together with such documentation as is reasonably necessary to confirm release of any and all mechanics’ liens (or, if such invoice submitted is not the final invoice, confirm such release to the extent of the amount of such invoice or provide releases as Landlord may require); (ii) Tenant shall furnish Landlord with a true and correct copy of the Certificate of Occupancy, if one is issued, and copies of any other permits required to be obtained in connection with the Improvements; (iii) there being no default by Tenant hereunder at the time Landlord would be required to pay the Allowance; (iv) the Lease being in full force and effect; (v) Tenant being in compliance with all the other terms and conditions of the Lease; and (vi) if such payment relates to a final invoice, the delivery, on forms satisfactory to the Landlord of fully executed final releases of liens from all contractors, subcontractors and materialmen involved in the Improvements.  If Landlord shall fail to pay Tenant within forty-five (45) days after written notice to the Landlord requesting payment of a portion of the Allowance, provided that Tenant has delivered to the Landlord all items requested by Landlord in connection with such payment request and provided that such sums requested are properly due for amounts that may be reimbursed to Tenant (i.e., such request and the work covered thereby are in compliance with the provisions of the Lease and Landlord does not reasonably dispute any work previously performed for any reason) and further provided that Tenant has complied with the terms of this Lease and such failure shall continue for an additional ten (10) days after Tenant delivers a second written notice of such failure to Landlord, then Tenant shall have the right to give a further third written notice to Landlord (a "Tenant's Offset Notice") (together with copies thereof to Landlord’s Managing Agent and Landlord’s counsel) to the effect that, unless Landlord pays such amount within ten (10) business days after Landlord's receipt of Tenant's Offset Notice, Tenant shall have the right to offset the amount of the Allowance it is entitled to receive for the particular payment request against the Monthly Rent for the period beginning on the date such payment was due and payable and ending on the date such amount is fully credited to Tenant.  Notwithstanding anything to the contrary contained herein, if the final cost of making the Improvements is less than Two Hundred and Six Thousand Nine Hundred and Eighty Eight Dollars ($206,988), Landlord shall only be obligated to pay that portion of the Allowance validly evidenced by invoices covering the labor and materials used in making the Improvements and with respect to which Tenant has complied with the terms of this Amendment.  In such event Tenant shall not be entitled to receive the difference between the cost of the Improvements and the Allowance.  Tenant shall promptly pay the cost of all Improvements in excess of the Allowance in accordance with the provisions set forth in Tenant’s Plans.  In the event that Tenant has not paid such bills, Landlord may, but shall not be obligated to, pay such bills directly to the contractors or other person or persons or entity remitting such bills for payment.  Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant, and that no mechanic’s or other lien for such labor or material shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises or the Building.

(d)           Compliance and Monitoring of Improvements.  All Improvements shall be made in accordance with the provisions set forth in the Lease including but not limited to Paragraph 15 of the Original Lease.  Additionally, all Improvements made by Tenant hereunder shall be installed in a good and workmanlike manner, using only materials of the same or higher quality as those installed in the Building.  All Improvements shall comply with all reasonable requirements of Landlord’s insurance carriers and with all applicable laws, rules, ordinances and regulations of any governmental or quasi-governmental lawful authority.  Tenant shall permit Landlord to monitor construction operations in connection with any such Improvements, if Landlord requests the right to do so (but Landlord shall have no obligation to make such requests, or having done so, to monitor construction).  Landlord’s monitoring of construction shall be done solely for the benefit of Landlord and shall not alter Tenant’s liability and responsibility under this Paragraph 5, nor shall Landlord’s monitoring impose any cost or expense upon Tenant or reduce the amount of the Allowance.

(e)           Uses of Allowance. Tenant acknowledges that except as expressly provided herein, no portion of the Allowance may be used for other than the Improvements to the Premises.  The Allowance may be used to pay for professional fees, including architectural fees, design or decorator fees incurred in connection with the Improvements.  No portion of the Allowance may be used for furniture or equipment for the Additional Space, and Landlord shall have no obligation to make any payments out of the Allowance for costs incurred by Tenant that are not permitted hereunder.

6.             Condition of Premises.  Landlord hereby leases and Tenant hereby accepts the Premises in its “AS-IS” and “WHERE-IS” condition as of the date of this Amendment, and Landlord is not making, nor shall Landlord be deemed to be making, any representation or warranty as to the condition of the Premises, the Building and the improvements thereon, either express or implied, with respect to the Lease, the Premises or the Building.  Tenant acknowledges that, except as expressly set forth herein, Landlord shall have no responsibility to make any improvements to the Premises or the Building in connection with this Amendment.

7.             Renewal Option.  Article 49  of the Original Lease is hereby deleted in its entirety and the following inserted in its place and stead:

A.           Tenant shall have the right to renew the Term of the Lease for one (1) additional term of five (5) years (the “Renewal Term”), by delivering its irrevocable written notice (“Tenant’s Renewal Option Notice”) of the exercise thereof to Landlord not earlier than fifteen (15) months, and not later than twelve (12) months, before the last day of the Term, time being of the essence. Tenant’s right to renew the Lease is conditioned upon the following requirements: (i) Tenant is the originally-named Tenant hereunder at the time of such exercise and at the commencement of the Renewal Term, the term “Tenant” shall mean and refer only to the originally-named Tenant under the Lease; (ii) Tenant shall not be in default under the terms and provisions of the Lease either at the time of such exercise or at the commencement of the Renewal Term; and (iii) Tenant is occupying, and using for its own business, the entire Premises at the time of such exercise and upon the commencement of the Renewal Term. Tenant shall lease the Premises during the Renewal Term in its then-current condition, and Landlord shall have no obligation to perform any work to the Premises, or to provide Tenant with any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements.

B.           The Fixed Basic Rent payable during the Renewal Term shall be one hundred (100%) percent of the prevailing fair market value rental rate (the “Prevailing Rental Rate”) of the Premises in effect upon the commencement of the Renewal Term, as determined by Landlord.  The Prevailing Rental Rate shall be determined in accordance with the criteria set forth in this paragraph 7, and shall take into account all relevant market conditions then existing in connection with the leasing of comparable space (including quality, size, age, fit-out, utility and location) to renewing tenants in buildings in a geographic area which is similar to the Building.  Such factors shall include, but not be limited to, the creditworthiness of Tenant; any construction allowances or any rental concessions customarily given to tenants of similar creditworthiness as Tenant; and brokerage commissions. The procedure for establishing the Prevailing Rental Rate shall be as follows:

(i)             Not later than thirty (30) days after its receipt of a Tenant’s Renewal Option Notice, Landlord shall notify Tenant of Landlord’s determination of the Prevailing Rental Rate (“Landlord’s Determination”).

(ii)            Within thirty (30) days after delivery of the notice setting forth Landlord’s Determination, time being of the essence, Tenant shall notify Landlord (“Tenant’s Notice”) whether Tenant accepts or disputes Landlord’s Determination.  If Tenant’s Notice accepts Landlord’s Determination then Landlord’s Determination shall, for all purposes, constitute the Prevailing Rental Rate. If Tenant refuses or fails in a timely manner to give Tenant’s Notice, then Tenant will be deemed to have accepted Landlord’s Determination.  If Tenant’s Notice disputes Landlord’s Determination, Tenant’s Notice shall include Tenant’s determination of the Prevailing Rental Rate (“Tenant’s Determination”) as determined by an independent real estate broker selected by Tenant who has at least ten (10) years’ experience in leasing and valuation of buildings in the geographic area of and which are similar in character to the Building (a “Qualified Appraiser”).

(iii)           If Tenant’s Notice disputes Landlord’s Determination as aforesaid, then within thirty (30) days after delivery of Tenant’s Notice, Landlord shall notify Tenant (“Landlord’s Notice”) whether Landlord accepts or disputes Tenant’s Determination. If Landlord’s Notice disputes Tenant’s Determination, Landlord’s Notice shall include a second determination of the Prevailing Rental Rate (“Landlord’s Second Determination”), which shall be determined by a Qualified Appraiser selected by Landlord.  If Landlord’s Second Determination exceeds Tenant’s Determination by three (3%) percent or less, the Fixed Basic Rent shall be the average of Landlord’s Second Determination and Tenant’s Determination. If Landlord’s Second Determination exceeds Tenant’s Determination by more than three percent (3%), Landlord or Tenant shall apply to the office of the American Arbitration Association (or any successor organization) closest to the Building to designate a third Qualified Appraiser (the “Third Appraiser”) in accordance with the then prevailing rules, regulations and/or procedures of the American Arbitration Association, and if the American Arbitration Association (or any successor organization) is unable or unwilling to designate the Third Appraiser, then either party may commence a legal proceeding to have the Third Appraiser appointed. Any broker appointed pursuant to this subparagraph (iii) shall be a Qualified Appraiser.

(iv)           The Third Appraiser, using the criteria set forth in paragraph 7 B(ii) shall conduct such hearings and investigations as (s)he may deem appropriate and shall, within thirty (30) days after the date of his or her designation as the Third Appraiser, choose either Landlord’s Second Determination or Tenant’s Determination, and such choice shall be conclusive and binding upon Landlord and Tenant. The Third Appraiser shall have no latitude to select other than the Landlord’s Second Determination or Tenant’s Determination.

(v)            Each party shall pay its own counsel fees and expenses in connection with any arbitration hereunder, including the expenses and fees of any Qualified Appraiser selected by it in accordance with the terms hereof, and Landlord and Tenant shall share equally the costs and expenses of the Third Appraiser.

C.           If the final determination of the Prevailing Rental Rate is not made on or before the first day of the Renewal Term, then pending such final determination Tenant shall pay, as the Fixed Basic Rent for the Renewal Term, an amount equal to Landlord’s Determination (or, if Landlord shall have given Landlord’s Second Determination, Landlord’s Second Determination).  If the payments made by Tenant during the Renewal Term prior to establishing the Prevailing Rental Rate were greater than the actual Fixed Basic Rent payable for the Renewal Term, then provided Tenant is not in default under any of the terms and provisions of the Lease, Landlord shall, at Landlord’s option, either credit the overpayment toward Tenant’s next monthly payment(s) of Fixed Basic Rent due hereunder, or refund such overpayment to Tenant.  If the payments made by Tenant during the Renewal Term prior to the establishing of the Prevailing Rental Rate, were less than the actual Fixed Basic Rent payable during the Renewal Term, Tenant shall pay the difference between the amount paid and the amount owed within thirty (30) days notice from Landlord.

D.           At Landlord’s election, Landlord and Tenant shall promptly execute an amendment to the Lease in form reasonably acceptable to Landlord and Tenant evidencing any renewal of the Term and the determination of Fixed Basic Rent for the Renewal Term pursuant to this Section, but no such amendment shall be necessary in order to make the provisions of this Section effective.

E.           Tenant’s right to renew the Lease shall automatically terminate if: (i) the Lease or Tenant’s right to possession of the Premises or any portion thereof is terminated; (ii) Tenant assigns its interest in the Lease (except for an assignment that is approved by the Landlord under the terms of the Lease) or Tenant sublets all or any portion of the Premises; or (iii) if Tenant is in default of any of the terms or conditions of the Lease; .

F.           Tenant shall have no further right to extend the Term of the Lease following the expiration of the Renewal Term.

G.           Except as set forth in this Section, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in effect during the Renewal Term, including, without limitation, Tenant’s obligation to pay Additional Rent and electricity charges as provided in the Lease.

8.             Reaffirmation of Certain Remedies.  Except as modified and amended by the terms of this Amendment, all of the terms, covenants, representations, warranties, waivers and agreements set forth in the Lease remain in full force and effect and are incorporated herein.  Without limiting the generality of the forgoing, Landlord and Tenant hereby affirm, confirm, ratify, approve and remake the confession of judgment for possession provision of the Lease, as set forth at Section 29(b)(v) of the Original Lease, and specifically acknowledges that the same apply to this Lease, as amended, and are incorporated herein by this reference.

CONFESSION OF JUDGMENT FOR POSSESSION.  UPON THE OCCURRENCE OF AN EVENT OF DEFAULT OR UPON THE EXPIRATION OR TERMINATION OF THE TERM OF THIS LEASE, FOR THE PURPOSE OF OBTAINING POSSESSION OF THE PREMISES, TENANT HEREBY AUTHORIZES AND EMPOWERS THE PROTHONOTARY OR ANY ATTORNEY OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA OR ELSEWHERE, AS ATTORNEY FOR TENANT AND ALL PERSONS CLAIMING UNDER OR THROUGH TENANT, TO APPEAR FOR AND CONFESS JUDGMENT AGAINST TENANT FOR POSSESSION OF THE PREMISES, AND AGAINST ALL PERSONS CLAIMING UNDER OR THROUGH TENANT, IN FAVOR OF LANDLORD, FOR RECOVERY BY LANDLORD OF POSSESSION THEREOF, FOR WHICH THIS AGREEMENT OR A COPY HEREOF VERIFIED BY AFFIDAVIT, SHALL BE A SUFFICIENT WARRANT; AND THEREUPON A WRIT OF POSSESSION MAY IMMEDIATELY ISSUE FOR POSSESSION OF THE PREMISES, WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER AND WITHOUT ANY STAY OF EXECUTION.  IF FOR ANY REASON AFTER SUCH ACTION HAS BEEN COMMENCED THE SAME SHALL BE TERMINATED AND THE POSSESSION OF THE PREMISES REMAINS IN OR IS RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON THE OCCURRENCE OF ANY SUBSEQUENT EVENT OF DEFAULT TO CONFESS JUDGMENT IN ONE OR MORE FURTHER ACTIONS IN THE MANNER AND FORM SET FORTH ABOVE TO RECOVER POSSESSION OF SAID PREMISES FOR SUCH SUBSEQUENT DEFAULT.  TENANT WAIVES ALL ERRORS IN CONNECTION WITH ANY SUCH CONFESSION OF JUDGMENT.  NO SUCH TERMINATION OF THIS LEASE, NOR TAKING, NOR RECOVERING POSSESSION OF THE PREMISES SHALL DEPRIVE LANDLORD OF ANY REMEDIES OR ACTION AGAINST TENANT FOR FIXED BASIC RENT, ADDITIONAL RENT OR FOR OTHER SUMS DUE HEREUNDER OR FOR DAMAGES DUE OR TO BECOME DUE FOR THE BREACH OF ANY CONDITION OR COVENANT HEREIN CONTAINED, NOR SHALL THE BRINGING OF ANY SUCH ACTION FOR RENT AND/OR OTHER SUMS DUE HEREUNDER, OR BREACH OF COVENANT OR CONDITION NOR THE RESORT TO ANY OTHER REMEDY HEREIN PROVIDED FOR THE RECOVERY OF RENT AND/OR OTHER SUMS DUE HEREUNDER OR DAMAGES FOR SUCH BREACH BE CONSTRUED AS A WAIVER OF THE RIGHT TO INSIST UPON THE FORFEITURE AND TO OBTAIN POSSESSION IN THE MANNER HEREIN PROVIDED.

9.             Confirmation.  Tenant hereby represents, warrants, agrees and confirms that all conditions and covenants under the Lease to be performed by Landlord prior hereto have been satisfied, and, to Tenant’s knowledge, Landlord is not in default in the performance of any covenant, agreement or condition contained in the Lease.  Tenant shall have no right to setoff, counterclaim, or defenses with respect to any obligations of Landlord under the Lease.

10.           Prohibited Persons and Transactions.  Tenant represents and warrants to Landlord that as of the date of this Amendment and at all times during the Term (including any extensions thereof): (i) neither Tenant nor any person or entity that directly or indirectly owns a 10% or greater equity interest in it nor any of its shareholders, officers, partners, members, directors or managing members is a person or entity (each, a “Prohibited Person”) with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the United States Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under Executive Order 13224 (the “Executive Order”) signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”, or other governmental laws, rules or regulations related thereto; (ii) Tenant’s activities do not and will not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”); and (iii) throughout the Term of this Lease, Tenant shall comply with the Executive Order and with the Money Laundering Act as the same may be modified or amended.

11.           Brokers.  Tenant and Landlord represent and warrant to each other that neither party has dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, with the exception of Jackson Cross Partners and Jones Lang LaSalle (collectively, the “Brokers”) and Tenant and Landlord hereby agree to indemnify, defend and hold the other harmless from and against any and all claims and any and all costs or liability for a commission or compensation claimed by any broker or agent who claims to have dealt with or have been employed by either Landlord or Tenant, as to the Lease or this Amendment, other than any claim made by the Brokers.  Landlord shall be responsible to pay Jackson Cross Partners pursuant to a separate agreement between Landlord and Jackson Cross Partners, and the parties acknowledge that Jones Lang LaSalle shall be paid solely by Jackson Cross pursuant to a separate agreement between the Brokers.

12.           Miscellaneous.

(a)           The Original Lease as amended by the First Amendment and this Amendment represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Lease.

(b)           This Amendment shall not be modified in any manner except by an instrument in writing executed by the parties.

(c)           Landlord and Landlord’s agents have made no representations, agreements, conditions, warranties, understandings or promises, either oral or written, other than as expressly set forth in this Amendment, with respect to this Amendment, the Premises, the Lease or the Building.

(d)           This Amendment may be executed in several counterparts, and by facsimile signatures, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

(e)           Tenant represents and warrants to Landlord that its execution and delivery of this Amendment has been duly authorized and that the person executing this Amendment on behalf of Tenant has been duly authorized to do so, and that no other action or approval is required with respect to this transaction.

(f)           This Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors and assigns.

(g)           Except as modified hereby, the Lease remains in full force and effect in accordance with its terms, is hereby ratified and the Lease, as amended hereby, shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors and assigns.

(h)           Submission of this Amendment for examination and negotiation does not constitute an offer.  This Amendment shall become effective only upon execution and delivery by all of the parties to this Amendment.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be duly executed, under seal, on the date set forth next to such party’s signature block.

Landlord:
Date Signed: November 17, 2010
LIBERTY MALVERN, LP,
a Delaware limited partnership by its sole general partner as follows:

	By:	Philly Portfolio GP, LLC, a Delaware limited liability company

	By:	/s/ Michael O’Brien
	Name:	Michael O’Brien
	Title:	Vice President

Tenant:

Date Signed: November 12, 2010
USA TECHNOLOGIES INC., a Pennsylvania corporation

	By:	/s/ George R. Jensen, Jr.
	Name:	George R. Jensen, Jr.
	Title:	Chief Executive Officer